Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation

Allied Rising Investment Limited	Hong Kong

Beijing Lasertech Co., Ltd.	China

Fuzhou Photop Optics Co., Ltd.	China

Fuzhou Photop Technologies, Inc.	China

HIGHYAG Lasertechnologies, GmbH	Germany

HIGHYAG Lasertechnologie, Inc.	Pennsylvania

II-VI Benelux N.V.	Belgium

II-VI Delaware, Inc.	Delaware

II-VI Delaware Holding, Inc.	Delaware

II-VI Deutschland GmbH	Germany

II-VI Deutschland Holdings GmbH	Germany

II-VI Holdings B.V.	Netherlands

II-VI Italia S.r.l.	Italy

II-VI Japan Incorporated	Japan

II-VI Optics (Suzhou) Co., Ltd.	China

II-VI Photop Technologies Holding Pte.Ltd.	Singapore

II-VI Singapore Pte., Ltd.	Singapore

II-VI Suisse S.a.r.l.	Switzerland

II-VI Technologies (Beijing), Co., Ltd.	China

II-VI Trading (Suzhou) Co. Ltd.	China

II-VI U.K. Limited	England

II-VI Vietnam Co. Ltd.	Vietnam

Subsidiary	Jurisdiction of Incorporation

II-VI Wide Band Gap, Inc.	Pennsylvania

LightWorks Optical Systems	California

M Cubed Technologies, Inc.	Delaware

Marlow Industries, Inc.	Texas

Marlow Industries Europe GmbH	Germany

Marlow Industries, Limited	England

Max Levy Autograph, Inc.	Pennsylvania

Optimal Coatech (Guangzhou) Co., Ltd.	China

Pacific Rare Specialty Metals & Chemicals, Inc.	Philippines

Photop Aegis, Inc.	Delaware

Photop AOFR Pty. Limited	Australia

Photop Technologies, Inc.	Cayman Islands

Photop Technologies, Inc. (USA)	California

Photop Technologies Co., Limited	Hong Kong

Photop Koncent, Inc.	China

Photop Suwtech, Inc.	China

Richly World Investment Limited	Hong Kong

VLOC Incorporated	Pennsylvania